Exhibit (a)(1)(A)

Nomad Foods Limited

Offer to Purchase for Cash

Ordinary Shares for an Aggregate Purchase Price of no More Than $500 Million

At a Purchase Price Not Less Than $23.00 Per Share and

Not More Than $25.50 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 9, 2020, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”) OR OTHERWISE TERMINATED.

Nomad Foods Limited, a company limited by shares and incorporated under the laws of the British Virgin Islands (the “Company,” “Nomad,” “we,” “our” or “us”), is offering to purchase for cash its ordinary shares, no par value (the “ordinary shares” or “shares”), pursuant to a modified “Dutch auction” whereby shareholders may tender shares: (i) at prices specified by the tendering shareholders of not less than $23.00 and not more than $25.50 per share (“Auction Tenders”), or (ii) at the Purchase Price (as defined below) determined as described herein (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”). We are offering (the “Offer”) to purchase for cash shares having an aggregate Purchase Price of no more than $500 million.

Shareholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined in the manner provided herein. Shares validly tendered pursuant to Purchase Price Tenders will be deemed to be tendered at the minimum price of $23.00 per share for purposes of determining the Purchase Price.

Shareholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, as described in this Offer to Purchase, determine a single price per share (the “Purchase Price”), which will be not less than $23.00 and not more than $25.50 per share, that we will pay for shares accepted for payment in the Offer. The Purchase Price will be the lowest price per share of not less than $23.00 and not more than $25.50 per share that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate Purchase Price not exceeding $500 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price that is greater than the Purchase Price will not be purchased in the Offer. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate Purchase Price of less than $500 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if shares having an aggregate Purchase Price of more than $500 million are validly tendered at or below the Purchase Price and not validly withdrawn.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that shares having an aggregate Purchase Price of more than $500 million are validly tendered at or below the Purchase Price, we may, at our option, accept for payment an additional number of ordinary shares not to exceed 2% of the total number of ordinary shares (exclusive of any ordinary shares held by or for our account or by or for the account of any of our subsidiaries) outstanding without extending the Expiration Time. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional ordinary shares will be purchased. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional shares, subject to applicable law. See Sections 1 and 16.

Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $23.00 per share, the minimum price per share pursuant to the Offer, we would purchase 21,739,130 shares pursuant to the Offer, which would represent approximately 11.1% of our outstanding ordinary shares as of August 7, 2020. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $25.50 per share, the maximum price per share pursuant to the Offer, we would purchase 19,607,843 shares pursuant to the Offer, which would represent approximately 10.0% of our outstanding ordinary shares as of August 7, 2020.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Our ordinary shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “NOMD”. On August 10, 2020, the last full trading day prior to our commencement of the Offer, the reported closing price of our ordinary shares on the NYSE was $24.15 per share. You are urged to obtain current market quotations for our ordinary shares before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER OR PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:

Offer to Purchase, dated August 11, 2020

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER (AS DEFINED HEREIN), THE DEPOSITARY (AS DEFINED BELOW) OR THE INFORMATION AGENT (AS DEFINED BELOW) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and certain of our directors and executive officers may tender shares in the Offer. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding ordinary shares following the consummation of the Offer.

If you wish to tender all or any portion of your shares pursuant to the Offer, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Inc., the Depositary for the Offer (the “Depositary”), at one of the addresses shown on the Letter of Transmittal; or

•

if you are an institution with a participant account with The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3.

If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedures for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

Beneficial owners of shares should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own deadline, earlier than the Expiration Time, for participation in the Offer. Accordingly, beneficial owners of shares wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which they must take action in order to participate in the Offer.

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If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $23.00 per share (which is the minimum price per share pursuant to the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price per share in the Offer.

Questions and requests for assistance may be directed to Georgeson LLC, the information agent for the Offer (the “Information Agent”), or to Credit Suisse Securities (USA) LLC, the dealer manager for the Offer (the “Dealer Manager”), at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other documents relating to the Offer from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more requested brokers or dealers licensed under the laws of such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents incorporated by reference in this Offer to Purchase. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Nomad or any of its subsidiaries or affiliates since those respective dates, except that we will, to the extent required by Rule 13e-4 under the Exchange Act (as defined below), amend the Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, to reflect any material change in the information previously disclosed.

We have not authorized anyone to provide you with any information or to make any representation in connection with the Offer, other than the information and representations contained in this Offer to Purchase, the documents incorporated by reference herein or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors (the “Board of Directors”), the Dealer Manager, the Depositary or the Information Agent.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain information in this Offer to Purchase. It does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase (including the documents incorporated by reference herein), the Letter of Transmittal and the other documents relating to the Offer that we have distributed to you. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the ordinary shares?

The issuer of the shares, Nomad Foods Limited, a company limited by shares and incorporated under the laws of the British Virgin Islands, is offering to purchase your shares.

How many ordinary shares is Nomad offering to purchase?

We are offering to purchase, at the Purchase Price, ordinary shares validly tendered in the Offer and not validly withdrawn up to a maximum aggregate Purchase Price of $500 million. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $23.00 per share, the minimum price per share pursuant to the Offer, we would purchase 21,739,130 shares pursuant to the Offer, which would represent approximately 11.1% of our outstanding ordinary shares as of August 7, 2020. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $25.50 per share, the maximum price per share pursuant to the Offer, we would purchase 19,607,843 shares pursuant to the Offer, which would represent approximately 10% of our outstanding ordinary shares as of August 7, 2020.

In addition, in accordance with the rules of the SEC, in the event that shares having an aggregate Purchase Price of more than $500 million are validly tendered at or below the Purchase Price, we may, at our option accept for payment an additional number of our ordinary shares not to exceed 2% of the total number of ordinary shares (exclusive of any of our ordinary shares held by or for our account or by or for the account of any of our subsidiaries) outstanding without extending the Expiration Time. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional ordinary shares will be purchased. See Section 1.

What will be the Purchase Price for the shares and what will be the form of payment?

We are conducting the Offer through a procedure known as a modified “Dutch auction.” This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares. Upon the terms and subject to the conditions of the Offer, you may tender shares in the Offer (i) at prices you specify of not less than $23.00 and not more than $25.50 per share, which we refer to in this Offer to Purchase as “Auction Tenders” or (ii) at the purchase price determined as provided below, which we refer to in this Offer to Purchase as “Purchase Price Tenders.” Shareholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. For purposes of determining the Purchase Price, shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $23.00 per share (which is the minimum price per share pursuant to the Offer). We are offering to purchase shares having an aggregate Purchase Price of no more than $500 million. Promptly after 5:00 p.m., New York City time, on September 9, 2020, unless the Offer is extended (such date and time, as it may be extended, the “Expiration Time”), we will, upon the terms and subject to the conditions of the Offer, determine a single price per share, which we refer to as the “Purchase Price,” which will be not less than $23.00 and not more than $25.50 per share, that we will pay for all shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders.

The Purchase Price will be the lowest price per share of not less than $23.00 and not more than $25.50 per share that will enable us to purchase the maximum number of shares validly tendered and not validly withdrawn in the Offer having an aggregate Purchase Price not exceeding $500 million. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding taxes and without interest, to all shareholders whose shares are accepted for payment pursuant to the Offer. See Section 1.

If you wish to maximize the chance that your shares will be purchased in the Offer, you may elect to make a Purchase Price Tender, meaning that you tender your shares indicating that you will accept the Purchase Price that we determine pursuant to the terms of the Offer. If you make a Purchase Price Tender, your shares will be deemed to be tendered at the minimum price of $23.00 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $23.00 per share. See Section 1.

How will Nomad pay for the shares?

The maximum aggregate Purchase Price for the shares purchased in the Offer will be $500 million. We expect to fund the purchase of shares pursuant to the Offer, together with all related fees and expenses, with cash and cash equivalents. The Offer is not conditioned upon obtaining financing.

How long do I have to tender my shares?

You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 5:00 p.m., New York City time, on September 9, 2020, unless we extend or otherwise terminate the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have their own deadline, earlier than the Expiration Time, for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Will I be entitled to dividends if I tender my shares?

We have not declared or paid cash dividends to holders of our ordinary shares since our inception. We have no current plans to pay cash dividends to holders of our ordinary shares and are subject to limitations on the payment of dividends under the terms of our senior facilities agreement with certain finance parties and lenders, originally dated July 3, 2014, as amended and restated (the “Senior Facilities Agreement”) and under the indentures governing our outstanding senior secured notes. See Section 8.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. If we were to extend the Expiration Time for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend (including to increase or decrease the consideration per share) or terminate the Offer, subject to applicable law. See Sections 4, 7 and 16.

How will I be notified if the Offer is extended, amended or terminated?

If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 16. If we extend the Offer, you may withdraw your shares until the Expiration Time, as extended. See Section 4.

What is the purpose of the Offer?

Our Board of Directors determined that it is in the best interests of the Company and its shareholders to repurchase our ordinary shares at this time pursuant to the Offer, as it creates an opportunity to drive long-term shareholder value through the accretive return of excess cash, while preserving our flexibility to pursue our growth and mergers and acquisitions strategy. The modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. Conversely, the Offer also affords shareholders the option not to participate and, thereby, to increase their relative ownership interest in Nomad if the Offer is consummated. See Section 2.

Has Nomad or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not, nor have we, the Dealer Manager, the Information Agent or the Depositary made, and we and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, and incorporated by reference into, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 2.

Do Nomad’s directors or executive officers intend to tender their shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and certain of our directors and executive officers may tender shares in the Offer. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding ordinary shares following the consummation of the Offer.

What are the conditions to the Offer?

The Offer is not conditioned upon obtaining financing or any minimum number of shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if at any time on or after the commencement of the Offer, and at or prior to the expiration of the Offer, the conditions to the Offer are not met. Our obligation to accept and purchase and pay for shares tendered in the Offer, however, depends upon a number of conditions that must be satisfied or waived by us, at or prior to the Expiration Time, including, but not limited to, the following:

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no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect, the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer, (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal, (3) may result in a delay in our ability to accept for payment or pay for some or all of the shares or (4) could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

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our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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no action shall have been taken nor any statute, rule, regulation, judgment, ballot initiative, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency, authority or body may be required in connection with the Offer or the purchase of shares thereunder, (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer or (3) could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

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no decrease of more than 10% in the market price for our ordinary shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on August 10, 2020 shall have occurred;

•	no downgrade in ratings of any of our debt securities by either S&P Global Ratings, a division of S&P Global Inc. (“S&P”) or Moody’s Investors Services, Inc. (“Moody’s”) shall have occurred;

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no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Europe, or any other country in which the Company conducts its business, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States, Europe, or any other country in which the Company conducts its business shall have occurred;

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no change, condition, event or development, or condition, event or development involving a prospective change, shall have occurred, be discovered, or be threatened in writing relating to (i) general legislative, regulatory, political, market, economic or financial conditions in the United States, Europe, or any other country in which the Company conducts its business, (ii) legislative, regulatory, political, market, economic or financial conditions with respect to our industry or business or (iii) our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

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in the case of any of the matters described in the preceding two bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof shall have occurred;

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no natural disaster or the commencement or escalation, on or after August 10, 2020, of war, armed hostilities or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease or an act of terrorism, directly or indirectly involving the United States, Europe or any other country in which the Company conducts its business (including the

COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after August 10, 2020, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer), shall have occurred;

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no tender or exchange offer for any or all of our outstanding ordinary shares (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

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we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding ordinary shares, whether through the acquisition of ordinary shares, the formation of a group, the grant of any option or right (options for and other rights to acquire our ordinary shares that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before August 10, 2020), (2) which has filed a Schedule 13D or Schedule 13G with the SEC on or before August 10, 2020 reporting it has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire our ordinary shares that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause) or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding ordinary shares, (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities or (4) has issued a press release, public letter, filing with the SEC or other public announcement, or taken any other action starting, in our reasonable determination, an activist campaign against the Company;

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no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions reasonably satisfactory to us; or

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we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our ordinary shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

For a more detailed discussion of these and other conditions to the Offer, see Section 7.

How will the Offer affect the number of our shares outstanding and the number of record holders?

As of August 7, 2020, there were 196,729,176 of our ordinary shares issued and outstanding. Because the Purchase Price will only be determined after the Expiration Time, the number of ordinary shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $23.00 per share, the minimum price per share pursuant to the Offer, we would purchase 21,739,130 shares pursuant to the Offer, which would represent approximately 11.1% of our outstanding ordinary shares as of August 7, 2020. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $25.50 per share, the maximum price per share pursuant to the Offer, we would purchase 19,607,843 shares pursuant to the Offer, which would represent approximately 10.0% of our outstanding ordinary shares as of August 7, 2020.

If any of our shareholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their shares purchased in the Offer will realize an increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer if we purchase shares in the Offer. See Section 2.

Shares acquired pursuant to the Offer will be cancelled.

Will the Company continue as a public company following the Offer?

Yes. The completion of the Offer is conditioned upon no determination having been made by us that our purchase of shares pursuant to the Offer will result in the delisting of our ordinary shares from the NYSE or our ordinary shares becoming eligible for termination of registration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my shares?

If you wish to tender all or any portion of your shares pursuant to the Offer, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

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if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at one of the addresses shown on the Letter of Transmittal; or

•	if you are an institution with a participant account with DTC and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $23.00 per share.

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” For purposes of determining the Purchase Price, shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $23.00 per share (which is the minimum price per share pursuant to the Offer). Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price per share in the Offer.

If you want to tender your shares but (1) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (2) you cannot comply with the procedures for book-entry transfer on a timely basis or (3) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedures described in Section 3.

Beneficial owners of shares should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline, earlier than the Expiration Time, for participation in the Offer. Accordingly, beneficial owners of shares wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which they must take action in order to participate in the Offer.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the Offer.

May holders of restricted share unit (“RSU”) awards participate in the Offer?

Holders of RSU awards may not tender such units in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Section 3.

In what order will Nomad purchase the tendered shares?

If the conditions to the Offer have been satisfied or waived and shares having an aggregate Purchase Price of less than $500 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the conditions to the Offer have been satisfied or waived and shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate Purchase Price of more than $500 million, we will purchase shares in the following order of priority:

•

first, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), as indicated by completing the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and, if applicable, in the Notice of Guaranteed Delivery;

•

second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate Purchase Price of $500 million; and

•

third, only if necessary to permit us to purchase shares resulting in an aggregate Purchase Price of $500 million, shares validly conditionally tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, by random lot, to the extent feasible (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time). See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you validly tender them at a price per share at or below the Purchase Price.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares at or below the Purchase Price prior to the Expiration Time (and do not validly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 12:00 midnight, New York City time, on October 7, 2020. See Section 4.

How do I withdraw shares previously tendered?

To validly withdraw tendered shares, you must deliver, on a timely basis, a written or an email transmission with notice of your withdrawal to the Depositary, at one of its addresses set forth on the back cover page of this Offer to Purchase, or at the email address in the Notice of Guaranteed Delivery, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, the price per share at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedures for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares will likely have its own deadline, earlier than the Expiration Time, for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

What will happen to my shares if they are not purchased in the Offer?

The Depositary will return unpurchased shares promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

What will happen if I do not tender my shares?

Shareholders who do not participate in the Offer and do not otherwise sell their ordinary shares will retain their shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will Nomad pay for my tendered shares that are accepted for purchase pursuant to the Offer?

Upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price net to the seller in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment.

We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, by 9:00 a.m., New York City time, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration and begin paying for tendered shares until after the expiration of the period for delivery of shares tendered using the guaranteed delivery procedures. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Company’s ordinary shares?

On August 10, 2020, the last full trading day prior to our commencement of the Offer, the reported closing price of our ordinary shares on the NYSE was $24.15 per share. You are urged to obtain current market quotations for our ordinary shares before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any shares, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the expiration of the Offer. Whether we make additional repurchases after the conclusion of the ten business day period following the Expiration Time will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of our ordinary shares and limitations in the agreements governing our indebtedness, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

Will I have to pay a stock transfer tax, including stamp duty or stamp duty reserve tax (a “Stock Transfer Tax”) if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any Stock Transfer Tax. See Section 5.

What is the accounting treatment of the Offer?

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate Purchase Price of the shares we purchase plus related fees and a corresponding reduction in our cash and cash equivalents. See Section 2.

What are the material tax consequences if I tender my shares?

Material U.S. tax consequences: If you are a United States Holder (as defined in Section 14), the receipt of cash from us in exchange for your shares will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment if certain requirements (described in Section 14) are satisfied or (2) a distribution in respect of stock from us if those requirements (described in Section 14) are not satisfied. If you are a United States Holder, you should complete the Form W-9 included as part of the Letter of Transmittal. Any tendering shareholder that fails to complete, sign and return to the Depositary (or other applicable withholding agent) the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal (or other such IRS form as may be applicable) may be subject to U.S. backup withholding. Such withholding would be equal to 24% of the gross proceeds paid to the shareholder pursuant to the Offer. See Sections 3 and 14.

Material UK tax consequences: A shareholder who is not resident in the United Kingdom for UK tax purposes will not generally be subject to UK tax on chargeable gains on a disposal of ordinary shares unless such a shareholder carries on a trade, profession or vocation in the United Kingdom through a branch or agency or, in the case of a corporate shareholder, a permanent establishment. For shareholders who are resident in the United Kingdom or who carry on a trade, profession or vocation in the United Kingdom through a branch or agency or, in the case of a corporate shareholder, a permanent establishment, a gain on a disposal of our ordinary shares may be subject to UK taxation. As our ordinary shares are not registered in any register maintained in the United Kingdom by or on behalf of the Company, nor paired with any shares of a body corporate incorporated in the United Kingdom, no UK stamp duty reserve tax will be payable, and no UK stamp duty should generally be required to be paid, on purchases of shares pursuant to the Offer. See Section 14.

Each shareholder is advised to consult its own tax advisor to determine the United States federal, state,and local; UK and other non-U.S., and other tax consequences to it of the Offer.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent for the Offer, Georgeson LLC, or the Dealer Manager for the Offer, Credit Suisse Securities (USA) LLC, in each case at the respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other documents relating to the Offer from the Information Agent at its telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements. The statements including the words “expect,” “intend,” “will,” “plan,” “anticipate,” “believe,” “forecast,” “guidance,” “outlook,” “goals,” and similar expressions are intended to identify forward-looking statements. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances, including statements regarding our future operations, financial condition and prospects, such as:

•	our belief that the Offer creates an opportunity to drive shareholder value through the accretive return of excess cash;

•	our expectations regarding the Offer, including our intention to return excess cash to our shareholders;

•	our expectations regarding our merger and acquisition focus;

•

our intent to profitably grow our business through our strategic initiatives, including expansion of our European plant protein sub-brand, Green Cuisine, and to pursue a disciplined value-enhancing capital allocation strategy;

•	our expectations regarding the impacts of COVID-19 on our business and operating results;

•	our intent to seek additional acquisition opportunities in food products and our expectation regarding competition for acquisitions;

•	our beliefs regarding the anticipated impact of the exit by the UK from the EU (“Brexit”) on our business;

•	our expectations concerning our ability to fund our liquidity requirements and to raise cash through equity and debt offerings;

•	our expectations concerning our capital expenditures in 2020;

•	our beliefs regarding our sales, marketing and advertising strategies, competitive strengths and ability to successfully compete in the markets in which we participate;

•	our expectations concerning consumer demand for our products, our future growth opportunities, market share and sales channels, including online channels;

•	our beliefs and intentions regarding the impact of key industry trends on our business, our actions in response to such trends and the resulting impact on our profitability and competitive position;

•	our future operating and financial performance;

•	our intent to settle any founder preferred shares annual dividend amount with equity;

•	our belief that we have sufficient spare capacity to accommodate future growth in our main product categories and to accommodate the seasonal nature of some of our products;

•	our beliefs and intentions regarding our sustainability program;

•	our intent to rely on some of the available foreign private issuer exemptions to the NYSE corporate governance rules; and

•	the accuracy of our estimates and key judgments regarding certain tax matters and accounting valuations.

We undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to the date of this Offer to Purchase, except that we will, to the extent required by Rule 13e-4 under the Exchange Act, amend the Schedule TO, of which this Offer to Purchase forms a part, to reflect any material change in the information previously disclosed. These forward-looking statements are subject to risks and uncertainties, including, without limitation, those discussed in this section and in Item 5, “Operating and Financial Review and Prospects” as well as in

Item 3.D. “Risk Factors” of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on February 27, 2020, as updated in “Risk Factors” in our Condensed Consolidated Interim Financial Statements for 2Q 2020, filed as Exhibit 99.2 to our Report on Form 6-K furnished to the SEC on August 6, 2020. In addition, new risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business. Accordingly, future results may differ materially from historical results or from those discussed or implied by these forward-looking statements. Given these risks and uncertainties, the reader should not place undue reliance on these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	our ability to satisfy the conditions to the Offer;

•	the price per share at which we ultimately determine to purchase shares in the Offer and the number of shares tendered in the Offer;

•	our ability to complete the Offer, including the number of shares we are able to purchase pursuant to the Offer;

•	our ability to achieve the benefits contemplated by the Offer;

•	any adverse impact that the Offer may have on us and the trading market for our ordinary shares;

•	the impact of the COVID-19 pandemic on our business, suppliers, co-manufacturers, distributors, transportation or logistics providers, customers, consumers and employees;

•	tapering or reduction of consumer demand for frozen foods as pandemic-related restrictions are lifted or conditions improve;

•	our ability to meet the increased demand;

•	the success of our strategic investments to fuel brand building activity, drive targeted retention of new consumers, and further accelerate growth of Green Cuisine;

•	disruptions or inefficiencies in our operations, supply chain and distribution channels, including as a result of the COVID-19 pandemic;

•	our ability to maintain the health and safety of our workforce;

•	the duration, spread and intensity of the pandemic and related government restrictions and other government responses;

•	our ability to successfully identify suitable acquisition targets and adequately evaluate the potential performance of such acquisition targets

•	our ability to successfully implement our strategies (including our M&A strategy) and strategic initiatives and to recognize the anticipated benefits of such strategic initiatives;

•

our ability to accurately predict the performance of our Green Cuisine brand and its impact on our growth our ability to effectively compete in our markets, including the ability of Green Cuisine to effectively compete in Continental Europe;

•	our ability to successfully interpret and respond to key industry trends and to realize the expected benefits of our responsive actions;

•	the effects of reputational damage from unsafe or poor quality food products;

•	the risk that securities markets will react negatively to actions by us;

•	the adequacy of our cash resources to achieve our anticipated growth agenda;

•	increases in operating costs, including labor costs, and our ability to manage our cost structure;

•	fluctuations in the availability of food ingredients and packaging materials that we use in our products;

•	our ability to effectively mitigate factors that negatively impact our supply of raw materials;

•	our ability to protect our brand names and trademarks;

•

uncertainty about the terms of the trade agreement between the UK and the EU associated with Brexit, as well as the potential adverse impact of Brexit on currency exchange rates, global economic conditions and cross-border agreements that affect our business;

•	loss of our financial arrangements with respect to receivables factoring;

•	the loss of any of our major customers or a decrease in demand for our products;

•	economic conditions that may affect our future performance including exchange rate fluctuations;

•	our ability to successfully interpret and respond to key industry trends and to realize the expected benefits of its responsive actions;

•	our failure to comply with, and liabilities related to, environmental, health and safety laws and regulations;

•	changes in applicable laws or regulations; and

•	the other risks and uncertainties disclosed in our public filings with the SEC.

INTRODUCTION

To the shareholders of Nomad Foods Limited:

Nomad Foods Limited is offering to purchase for cash its ordinary shares, no par value. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase ordinary shares pursuant to (i) Auction Tenders at prices specified by the tendering shareholders in $0.25 increments of not less than $23.00 and not more than $25.50 per share or (ii) Purchase Price Tenders. We are offering to purchase shares having an aggregate Purchase Price of no more than $500 million.

The Offer will expire at 5:00 p.m., New York City time, on September 9, 2020, unless the Offer is extended (such date and time, as it may be extended, the “Expiration Time”) or otherwise terminated by us.

Promptly following the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per share, the Purchase Price, which will be not less than $23.00 and not more than $25.50 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders. For purposes of determining the Purchase Price, shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $23.00 per share (which is the minimum price per share pursuant to the Offer). The Purchase Price will be the lowest price per share of not less than $23.00 and not more than $25.50 per share that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate Purchase Price not exceeding $500 million. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price.

Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

Unless tendering directly through DTC, shareholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to validly tender shares. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any shareholder not tendering directly through DTC who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A shareholder tendering shares through DTC using DTC’s Automated Tender Offers Program (“ATOP”) who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered at more than one price, unless such shares have been previously and validly withdrawn. See Sections 3 and 4.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR

OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Upon the terms and subject to the conditions of the Offer, if shares having an aggregate Purchase Price of less than $500 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate Purchase Price of more than $500 million, we will purchase shares:

•

first, from all holders of “odd lots” of less than 100 shares who validly tender all of their shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, as indicated by completing the section entitled “Odd Lots” in the Letter of Transmittal, or, in the case of a book-entry transfer, and Agent’s Message and, if applicable, in the Notice of Guaranteed Delivery;

•

second, from all other shareholders (except for shareholders who tendered shares conditionally for which the condition was not satisfied) who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate Purchase Price of $500 million; and

•

third, only if necessary to permit us to purchase shares resulting in an aggregate Purchase Price of $500 million, from holders who validly conditionally tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) for which the condition was not initially satisfied, by random lot, to the extent feasible (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time). See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you validly tender them at a price at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to shareholders whose shares are accepted for payment net to the seller in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, Stock Transfer Taxes on the purchase of shares by us pursuant to the Offer. Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary. See Section 3. Also, see Section 3 and Section 14 regarding material U.S. federal withholding tax and income tax consequences of the Offer.

Holders of restricted share units (“RSUs”) may not tender such RSUs in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Section 3.

We will pay all reasonable fees and expenses incurred in connection with the Offer by Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, Georgeson LLC, the Information Agent for the Offer, and Computershare, the Depositary for the Offer. See Section 17.

As of August 7, 2020, there were 196,729,176 ordinary shares issued and outstanding. Since the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $23.00 per share, the minimum price per share pursuant to the Offer, we would purchase 21,739,130 shares pursuant to the Offer, which would represent approximately 11.1% of our outstanding ordinary shares as of August 7, 2020. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $25.50 per share, the maximum price per share pursuant to the Offer, we would purchase 19,607,843 shares pursuant to the Offer, which would represent approximately 10.0% of our outstanding ordinary shares as of August 7, 2020. See Section 1.

Our ordinary shares are traded on the NYSE under the symbol “NOMD”. On August 10, 2020, the last full trading day prior to our commencement of the Offer, the reported closing price of our ordinary shares on the NYSE was $24.15 per share. You are urged to obtain current market quotations for our ordinary shares before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

THE OFFER

1. Number of Shares; Purchase Price; Proration

General. Promptly following the Expiration Time, Nomad will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $23.00 and not more than $25.50 per share) that it will pay for ordinary shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders.

The Purchase Price will be the lowest price per share of not less than $23.00 and not more than $25.50 per share that will enable Nomad to purchase the maximum number of tendered shares having an aggregate Purchase Price not exceeding $500 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

Promptly after determining the Purchase Price, Nomad will publicly announce the Purchase Price and all shareholders who have validly tendered and not validly withdrawn their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. For purposes of determining the Purchase Price, shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $23.00 per share (which is the minimum price per share pursuant to the Offer). Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price per share in the Offer.

In addition, in accordance with the rules of the SEC, in the event that shares are validly tendered at or below the Purchase Price having an aggregate Purchase Price of more than $500 million, we may, at our option, accept for payment an additional number of our ordinary shares not to exceed 2% of the total number of ordinary shares (exclusive of our ordinary shares held by or for our account or by or for the account of any of our subsidiaries) outstanding without extending the Expiration Time.

Shares acquired pursuant to the Offer will be acquired by Nomad free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom. See Section 8.

The Offer is not conditioned upon obtaining financing or any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate Purchase Price of less than $500 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate Purchase Price of more than $500 million:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•	validly tenders and does not validly withdraw prior to the Expiration Time all shares owned beneficially or of record by such Odd Lot Holder at a price per share at or below the Purchase

Price (tenders of less than all of the shares owned by such Odd Lot Holder will not qualify for this preference); and

•

completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares validly tendered and not validly withdrawn prior to the Expiration Time at prices at or below the Purchase Price, on a pro rata basis if necessary, with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have purchased shares resulting in an aggregate Purchase Price of $500 million.

•

Third, only if necessary to permit us to purchase shares resulting in an aggregate Purchase Price of $500 million, shares validly conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not validly withdrawn prior to the Expiration Time, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots. The term “odd lots” means all shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by such Odd Lot Holder in accordance with the procedures described in Section 3. “Odd lots” will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering shares at or below the Purchase Price (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all shareholders (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to shareholders (other than Odd Lot Holders) validly tendering shares at or below the Purchase Price to determine the number of shares that will be purchased from each tendering shareholder in the Offer. Because of the time required to verify the number of shares validly tendered and not validly withdrawn, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until after the expiration of the period for delivery of shares tendered using the guaranteed delivery procedures. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. Our Board of Directors determined that it is in the best interests of the Company and its shareholders to repurchase our ordinary shares at this time pursuant to the Offer, as it creates an opportunity to drive long-term shareholder value through the accretive return of excess cash, while preserving our flexibility to pursue our growth and mergers and acquisitions strategy. The modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. Conversely, the Offer also affords shareholders the option not to participate and, thereby, to increase their relative ownership interest in Nomad if the Offer is consummated.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAVE THE COMPANY, THE BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, AND THEY ARE NOT MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Certain Effects of the Offer. Shareholders who do not tender their shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Shareholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell his or her shares in the future.

The Offer will reduce our “public float” (the number of our ordinary shares owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer.

As of August 7, 2020, there were 196,729,176 of our ordinary shares issued and outstanding. Since the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $23.00 per share, the minimum price per share pursuant to the Offer, we would purchase 21,739,130 shares pursuant to the Offer, which would represent approximately 11.1% of our outstanding ordinary shares as of August 7, 2020. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $25.50 per share, the maximum price per share pursuant to the Offer, we would purchase 19,607,843 shares pursuant to the Offer, which would represent approximately 10.0% of our outstanding ordinary shares as of August 7, 2020.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and certain of our directors and executive officers may tender shares in the Offer. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding ordinary shares following the consummation of the Offer. Our directors, executive officers and affiliates may, subject to applicable law and applicable policies of the Company, sell their shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer.

Based on the published guidelines of the NYSE and the conditions of the Offer, we do not believe that our purchase of shares pursuant to the Offer will result in the delisting of our ordinary shares from the NYSE. Our ordinary shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC. We believe that our purchase of shares pursuant to the Offer will not result in our ordinary shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our ordinary shares to be delisted from the NYSE or be eligible for deregistration under the Exchange Act. See Section 7.

Shares acquired pursuant to the Offer will be cancelled.

Shareholders who do not tender may be able to sell their non-tendered shares in the future on the NYSE or otherwise at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

Our ordinary shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, our ordinary shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate Purchase Price of the shares we purchase plus related fees and a reduction in cash and cash equivalents in a corresponding amount.

Other Plans or Proposals. Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or assets of our subsidiaries;

•	any material change in our present dividend rate or policy or our indebtedness or capitalization (the Company does not currently intend to initiate a dividend);

•

any change in our present Board of Directors or executive officers, including any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•	other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than pursuant to the Offer, the grant of equity awards to our employees and our non-employee directors under our equity-based compensation plans, and the retention of our securities by the Company from employees or directors to satisfy tax withholding obligations upon vesting or exercise of any such equity awards; or

•	any changes in our Amended and Restated Memorandum and Articles of Association or other governing instruments or other actions that could impede the acquisition of control of the Company.

Although we do not currently have any plans, other than as disclosed in, or incorporated by reference into, this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3. Procedures for Tendering Shares

Valid Tender of Shares. For shares to be tendered validly in the Offer:

•

the certificates for those shares, or confirmation of receipt of those shares pursuant to the procedures for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase; or

•	the tendering shareholder must, prior to the Expiration Time, comply with the guaranteed delivery procedures set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have their own deadline, earlier than the Expiration Time, for you to act to instruct them to tender shares on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $23.00 per share. A tender of shares not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” For purposes of determining the Purchase Price, shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $23.00 per share (which is the minimum price per share pursuant to the Offer). Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer.

If tendering shareholders using a Letter of Transmittal wish to indicate a specific price (in increments of $0.25) at which their shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering shareholders should be aware that this election could result in none of their shares being purchased if the Purchase Price selected by the Company for the shares is less than the price selected by the shareholder. A shareholder not tendering directly through DTC using ATOP who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A shareholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders shares at different prices; however, absent a valid notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.

Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. It is likely that the nominee will establish an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Shareholders who hold shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Shareholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. If a certificate for our ordinary shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•

shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for our ordinary shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. Any documents delivered to us, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedures described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Nomad may enforce such agreement against that participant.

Guaranteed Delivery. If a shareholder desires to tender shares in the Offer and the certificates for the shareholder’s shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

the Depositary receives by mail, overnight courier or email transmission, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form Nomad has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•

the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within two business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Shareholders may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Restricted Share Units. Holders of restricted share units (“RSUs”) under our equity-based compensation plans may not tender the shares underlying such RSUs in the Offer unless and until such shares have vested. Once shares underlying the RSUs have vested, you may tender some or all of such shares in the Offer. See “— Valid Tender of Shares” above.

Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, a portion (24% under current law) of the gross proceeds payable to a shareholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the shareholder or other payee, as the case may be, (i) properly establishes that it is an “exempt recipient” (as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other withholding agent (as payer), as well as certain other information and certifies under penalties of perjury that the number is correct, the shareholder is a U.S. person and the shareholder is not subject to backup withholding. Therefore, each tendering shareholder that is a United States Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary, or other withholding agent, that the shareholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, generally all corporations and certain non-United States Holders) are not subject to backup withholding. In order for a non-United States Holder to qualify as an exempt recipient, that shareholder may be required to submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. An IRS Form W-8 can be obtained from the IRS website at www.irs.gov. See Instruction 3 of the Letter of Transmittal.

Any tendering shareholder or other payee that fails to fully complete and sign the IRS Form W-9 included as part of the Letter of Transmittal or applicable IRS Form W-8 may be subject to U.S. backup withholding at the applicable statutory rate (currently equal to 24%) of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

For a discussion of material tax consequences to tendering shareholders, see Section 14.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by Nomad in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Nomad reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for any shares which it determines may be unlawful. Nomad also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares. Nomad also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not Nomad waives similar defects or irregularities in the case of any other shareholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by Nomad. Nomad will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of Nomad, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Shareholder’s Representation and Warranty; Net Long Position. It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Lost or Destroyed Certificates. If any certificate representing our ordinary shares has been lost or destroyed, the shareholder should promptly notify the Depositary at (877) 373-6374. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. All other inquiries regarding the Offer should be directed to the Information Agent.

Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Nomad, the Dealer Manager, the Information Agent or DTC. Any certificates delivered to Nomad, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4. Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless Nomad has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 12:00 midnight, New York City time, on October 7, 2020. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or emailed notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, or at the email address in the Notice of Guaranteed Delivery, and any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. A shareholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Nomad in its sole discretion, and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Nomad reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any shareholder, whether or not Nomad waives similar defects or irregularities in the case of any other shareholder. None of Nomad, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to or at the Expiration Time by again following one of the procedures described in Section 3.

If Nomad extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to Nomad’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Nomad, and such shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered or return the tendered securities promptly after the termination of the Offer).

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and, in the case of Auction Tenders, the prices specified by tendering shareholders and (2) accept for payment and pay an aggregate Purchase Price of up to $500 million for shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time. In addition, in accordance with the rules of the SEC, in the event that shares are validly tendered at or below the Purchase Price having an aggregate Purchase Price of more than $500 million, we may, at our option, accept for payment an additional number of our ordinary shares not to exceed 2% of the total number of ordinary shares (exclusive of our ordinary shares held by or for our account or by or for the account of any of our subsidiaries) outstanding without extending the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. We will be deemed to have purchased shares under the Offer following the last to occur of (i) acceptance for payment, (ii) final determination of the price and the proration factor and (iii) deposit of the aggregate Purchase Price for the shares.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until after the expiration of the period for delivery of shares tendered using the guaranteed delivery procedures. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all Stock Transfer Taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all Stock Transfer Taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer, will be the responsibility of the transferring shareholder.

6. Conditional Tender of Shares

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the shareholder, rather than as a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder’s shares tendered must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering shares.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any shares are to be purchased. After the Expiration Time, if the number of shares validly tendered and not validly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate Purchase Price of more than $500 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of “odd lots”, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering shareholder below the minimum number specified by that shareholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Time.

After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate Purchase Price of $500 million, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares that would result in an aggregate Purchase Price of $500 million. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time.

7. Conditions of the Offer

The Offer is not conditioned on any minimum number of shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and at or prior to the expiration of the Offer, any of the following shall have occurred (or shall have been reasonably determined by us to have occurred):

•

there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•

challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal;

•	may result in a delay in our ability to accept for payment or pay for some or all of the shares; or

•

could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

•

our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•

any action shall have been taken or any statute, rule, regulation, judgment, ballot initiative, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency, authority or body may be required in connection with the Offer or the purchase of shares thereunder;

•	is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer; or

•

could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

•	there shall have occurred any of the following:

•

any general suspension of trading in securities on any United States national securities exchange or in the over-the- counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Europe, or any other country in which the Company conducts its business, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States, Europe, or any other country in which the Company conducts its business;

•

any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened in writing relating to (i) general legislative, regulatory, political, market, economic or financial conditions in the United States, Europe, or any other country in which the Company conducts its business, (ii) legislative, regulatory, political, market, economic or financial conditions with respect to our industry or business or (iii) our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

•	in the case of any of the preceding two bullets existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

•

any natural disaster or the commencement or escalation, on or after August 10, 2020, of war, armed hostilities or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease or an act of terrorism, directly or indirectly involving the United States, Europe or any other country in which the Company conducts its business (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after August 10, 2020, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer);

•

any decrease of more than 10% in the market price for our ordinary shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on August 10, 2020; or

•	a downgrade in ratings of any of our debt securities by either S&P or Moody’s.

•

a tender or exchange offer for any or all of our outstanding ordinary shares (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•

we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding ordinary shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire our ordinary shares that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before August 10, 2020), (2) which has filed a Schedule 13D or Schedule 13G with the SEC on or before August 10, 2020 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire our ordinary shares that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding ordinary shares, (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities or (4) has issued a press release, public letter, filing with the SEC or other public announcement, or taken any other action starting, in our reasonable determination, an activist campaign against the Company;

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions reasonably satisfactory to us; or

•

we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our ordinary shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by shareholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8. Price Range of Shares; Dividends

Our ordinary shares trade on the NYSE under the symbol “NOMD”.

The following table sets forth the range of the high and low sales prices as reported by the NYSE for the periods set out below:

	Price of Ordinary Shares
	High	Low
Fiscal Year Ending December 31, 2020
First Quarter – March 31, 2020	$22.25	$15.42
Second Quarter – June 30, 2020	22.35	18.38
Third Quarter (through August 10, 2020)	24.56	20.83

	Price of Ordinary Shares
	High	Low
Fiscal Year Ended December 31, 2019
First Quarter – March 31, 2019	$21.55	$17.11
Second Quarter – June 30, 2019	22.09	20.15
Third Quarter – September 30, 2019	22.86	19.77
Fourth Quarter – December 31, 2019	22.08	18.74

	Price of Ordinary Shares
	High	Low
Fiscal Year Ended December 31, 2018
First Quarter – March 31, 2018	$17.16	$15.70
Second Quarter – June 30, 2018	19.56	15.44
Third Quarter – September 30, 2018	20.26	18.39
Fourth Quarter – December 31, 2018	20.64	16.17

(1) On August 10, 2020, the last full trading day prior to our commencement of the Offer, the reported closing price of our ordinary shares on the NYSE was $24.15 per share. You are urged to obtain current market quotations for our ordinary shares before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer.

We have not declared or paid cash dividends to holders of our ordinary shares since our inception. We have no current plans to pay cash dividends to holders of our ordinary shares and are subject to limitations on the payment of dividends under the terms of our Senior Facilities Agreement and under the indentures governing our outstanding senior secured notes.

9. Source and Amount of Funds

The maximum aggregate Purchase Price for the shares purchased in the Offer will be $500 million. We expect to fund the purchase of shares pursuant to the Offer, together with all related fees and expenses, with cash and cash equivalents. The Offer is not conditioned upon obtaining financing. See Sections 5, 7 and 9.

10. Certain Information Concerning the Company

We are the leading branded frozen food player in Western Europe with a portfolio of best-in-class food brands within the frozen category, including fish, vegetables, poultry and meals (excluding ice cream). Our products are sold primarily through large grocery retailers under the brands “Birds Eye”, “Aunt Bessie’s” and “Goodfella’s” in the UK and Ireland, “Findus” in Italy, San Marino, France, Spain, Sweden and Norway, “Iglo” in Germany and other continental markets and “La Cocinera” in Spain. According to Euromonitor, our share of the savory frozen food market in the countries we operate stood at 12.6% in 2019 (1.9 times greater than the nearest competitor). We maintain the number one position in seven European geographies, namely the UK, Italy, Germany, Sweden, Austria, Spain, Belgium, Portugal and Ireland. The countries representing our top six markets, collectively UK, Italy, Germany, Sweden, Norway and France, represented approximately 68% of the total Western European frozen food markets.

Our principal executive offices are located at No. 1 New Square, Bedfont Lakes Business Park, Feltham, Middlesex, TW14 8HA. Our telephone number is +(44) 208 918 3200 and our fax number is +(44) 208 918 3491. Our registered office is located at Intertrust Corporate Services (BVI) Limited, Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands and its telephone number is (284) 394-9100. Our registered agent in the United States is Mariposa Capital, LLC, 500 South Pointe Drive, Suite 240 Miami Beach, Florida 33139. Our Internet website can be found at www.nomadfoods.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

Available Information. We are subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers”, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document, or portion thereof, filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate by reference into this Offer to Purchase such documents (including, without limitation, the financial statements and the notes related thereto contained in those documents):

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on February 27, 2020; and

•

our Reports on Form 6-K furnished to the SEC on January 2, 2020, March 16, 2020, May 5, 2020 (only as to Exhibit 99.1), May 7, 2020 (only as to Exhibit 99.2), May 8, 2020 (only as to Exhibit 99.1), June 19, 2020 and August 6, 2020 (only as to Exhibits 99.2 and 99.3).

Any statement contained in any document incorporated into this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website set forth above.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Nomad Foods Limited

No. 1 New Square

Bedfont Lakes Business Park

Feltham, Middlesex TW14 8HA

Attn: Investor Relations

(718) 290-7950

Copies of these filings are also available, without charge, on the Investors – SEC Filings section of our website at www.nomadfoods.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Shares Outstanding. As of August 7, 2020 we had 196,729,176 of our ordinary shares issued and outstanding. Holders of our ordinary shares are entitled to one vote per ordinary share. Because the Purchase Price will only be determined after the Expiration Time, the number of ordinary shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $23.00 per share, the minimum price per share pursuant to the Offer, we would purchase 21,739,130 shares pursuant to the Offer, which would represent approximately 11.1% of our outstanding ordinary shares as of August 7, 2020. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $25.50 per share, the maximum price per share pursuant to the Offer, we would purchase 19,607,843 shares pursuant to the Offer, which would represent approximately 10.0% of our outstanding of our ordinary shares as of August 7, 2020.

Interests of Directors and Executive Officers. As of August 7, 2020, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of 28,332,455 of our ordinary shares, representing 14.3% of our outstanding ordinary shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and certain of our directors and executive officers may tender shares in the Offer. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding ordinary shares following the consummation of the Offer.

The following tables set forth certain information as of August 7, 2020 (except as otherwise indicated by footnote) regarding the beneficial ownership of our ordinary shares by (i) each shareholder known to us to be the beneficial owner of more than 5% of our ordinary shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Ordinary shares issuable upon conversion of securities that are convertible as of August 7, 2020 or are convertible within 60 days of August 7, 2020 are deemed to be outstanding and to be beneficially owned by the person holding such securities for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. In the tables below, percentage ownership is based on 196,729,176 ordinary shares outstanding as of August 7, 2020. Except as otherwise indicated, the persons listed in the tables below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them.

Security Ownership of Certain Beneficial Owners

Directors and Executive Officers:	Number		Percentage
Sir Martin E. Franklin	11,451,700	(1)	5.8
Noam Gottesman	13,340,236	(2)	6.8
Ian G.H. Ashken	972,812	(3)	*
Stéfan Descheemaeker	3,349,247	(4)	1.7
Jeremy Isaacs	28,545	(5)	*
James E. Lillie	972,917	(6)	*
Stuart MacFarlane	4,921	(7)	*
Lord Myners of Truro CBE	48,394	(8)	*
Victoria Parry	18,739	(9)	*
Simon White	33,478	(10)	*
Samy Zekhout	—	(11)	—
Directors and Executive Officers as a Group (11 persons)	28,332,455		14.3

*	Represents beneficial ownership of less than one percent of ordinary shares outstanding.
(1)

Consists of (i) 5,539,705 ordinary shares (beneficial ownership of 2.8% of our outstanding ordinary shares as of August 7, 2020) held indirectly through the Martin E. Franklin Revocable Trust, (ii) 750,000 Founder Preferred Shares (as defined below) (beneficial ownership of 0.4% of our outstanding ordinary shares as of August 7, 2020) held indirectly through Mariposa Acquisition II, LLC (which are convertible at any time at the option of the holder into ordinary shares on a one-for-one basis), (iii) 3,147,559 ordinary shares held indirectly through RSMA, LLC, and (iv) 944,267, 944,267 and 125,902 ordinary shares held by other members of Mariposa Acquisition II, LLC, respectively, which Sir Martin E. Franklin has the sole power to vote pursuant to irrevocable proxy agreements dated each of June 15, 2018 and January 7, 2019. In addition, Sir Martin indirectly beneficially owns 69% of Mariposa Acquisition II, LLC representing 517,500 Founder Preferred Shares. Sir Martin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of the Martin E. Franklin Revocable Trust and Mariposa Acquisition II, LLC is 500 South Pointe Drive, Suite 240, Miami Beach, Florida 33139.

(2)

Includes (i) 11,168,647 ordinary shares of which 4,460,537 (beneficial ownership of 2.3% of our outstanding ordinary shares as of August 7, 2020) are held by TOMS Acquisition I LLC and 6,708,110 (beneficial ownership of 3.4% of our outstanding ordinary shares as of August 7, 2020) are held by TOMS Capital Investments LLC, (ii) 750,000 Founder Preferred Shares (beneficial ownership of 0.4% of our outstanding ordinary shares as of August 7, 2020) which are convertible at any time at the option of the holder into ordinary shares on a one-for-one basis and all of which are held by TOMS Acquisition I LLC and (iii) an aggregate of 1,421,589 ordinary shares held by the members of TOMS Acquisition I LLC that are subject to an irrevocable proxy agreement granted to Mr. Gottesman. Mr. Gottesman is the managing member and majority owner of TOMS Acquisition I LLC and TOMS Capital Investments LLC and may be considered to have beneficial ownership of TOMS Acquisition I LLC’s and TOMS Capital Investments LLC’s interests in the Company. In addition, Mr. Gottesman owns or controls, directly or indirectly, 77.5% of TOMS Acquisition I LLC and 100% of TOMS Capital Investments LLC. Mr. Gottesman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of TOMS Acquisition I LLC and TOMS Capital Investments LLC is 450 W. 14th Street, 13th Floor New York, NY 10014.

(3)

Includes 944,267 ordinary shares (0.5% of our outstanding ordinary shares as of August 7, 2020) held by Tasburgh, LLC, all of which are subject to an irrevocable proxy agreement granted to Sir Martin (see note 1 above). Mr. Ashken is the Managing Manager of Tasburgh, LLC. Excludes an indirect pecuniary interest in 56,250 Founder Preferred Shares (which are convertible at any time at the option of the holder into ordinary shares on a one-for-one basis) held by Mariposa Acquisition II, LLC. Also excludes 4,591 ordinary shares issuable under currently outstanding equity awards issued under the Company’s Amended and Restated Long-Term 2015 Incentive Plan (the “LTIP”), all of which will vest on the earlier of (i) the date of the Company’s annual meeting of shareholders in 2021 or (ii) July 17, 2021. The business address of Tasburgh, LLC is 500 South Pointe Drive, Suite 240, Miami Beach, Florida 33139.

(4)

Includes 818,294 ordinary shares held directly by Mr. Descheemaeker and 2,530,953 ordinary shares (1.3% of our outstanding ordinary shares as of August 7, 2020) held by Olidipoli Sprl, a company owned by Mr. Descheemaeker. Excludes (i) 350,000 ordinary shares issuable under the LTIP that will vest on January 1, 2021 (the performance based vesting conditions for which have been satisfied) and (ii) 600,000 ordinary shares issuable under the LTIP, which will vest subject to performance based vesting conditions (and in each case, subject to further vesting conditions relating to Mr. Descheemaeker’s tenure as Chief Executive Officer). The business address of Olidipoli Sprl is 33 Avenue de Foestraets, 1180 Brussels, Belgium.

(5)

Excludes 4,591 ordinary shares issuable under currently outstanding equity awards issued under the LTIP, all of which will vest on the earlier of (i) the date of the Company’s annual meeting of shareholders in 2021 or (ii) July 17, 2021.

(6)

Includes 944,267 ordinary shares (0.5% of our outstanding ordinary shares as of August 7, 2020) held by Powder Horn Hill Partners II, LLC, all of which are subject to an irrevocable proxy agreement granted to Sir Martin (see note 1 above). Mr. Lillie is the Managing Member of Powder Horn Hill Partners II, LLC. Excludes an indirect pecuniary interest in 56,250 Founder Preferred Shares (which are convertible at any time at the option of the holder into ordinary shares on a one-for-one basis) held by Mariposa Acquisition II, LLC. Also excludes 4,591 ordinary shares issuable under currently outstanding equity awards issued under the LTIP, all of which will vest on the earlier of (i) the date of the Company’s annual meeting of shareholders in 2021 or (ii) July 17, 2021. The business address of Powder Horn Hill Partners II, LLC is 500 South Pointe Drive, Suite 240, Miami Beach, Florida 33139.

(7)

Excludes 4,591 ordinary shares issuable under currently outstanding equity awards issued under the LTIP, all of which will vest on the earlier of (i) the date of the Company’s annual meeting of shareholders in 2021 or (ii) July 17, 2021.

(8)

Excludes 4,591 ordinary shares issuable under currently outstanding equity awards issued under the LTIP, all of which will vest on the earlier of (i) the date of the Company’s annual meeting of shareholders in 2021 or (ii) July 17, 2021.

(9)

Excludes 4,591 ordinary shares issuable under currently outstanding equity awards issued under the LTIP, all of which will vest on the earlier of (i) the date of the Company’s annual meeting of shareholders in 2021 or (ii) July 17, 2021.

(10)

Excludes 4,591 ordinary shares issuable under currently outstanding equity awards issued under the LTIP, all of which will vest on the earlier of (i) the date of the Company’s annual meeting of shareholders in 2021 or (ii) July 17, 2021.

(11)

Excludes 300,000 ordinary shares issuable under the LTIP, which will vest subject to performance based vesting conditions (and subject to further vesting conditions relating to Mr. Zekhout’s tenure as Chief Financial Officer).

	Ordinary Shares Beneficially Owned
Name of Beneficial Owner:	Number		Percentage
5% Shareholders:
T. Rowe Price Associates Inc. 100 East Pratt Street Baltimore, MD 21202	14,835,761	(1)	7.5

Noam Gottesman c/o TOMS Acquisition I LLC 450 W. 14th Street, 13th Floor New York, NY 10014	13,340,236	(2)	6.8

Boston Partners One Beacon Street, 30th Floor Boston, MA 02108	13,030,867	(3)	6.6

Sir Martin E. Franklin c/o Mariposa Capital, LLC 500 South Pointe Drive, Suite 240 Miami Beach, FL 33139	11,451,700	(4)	5.8

FMR LLC 245 Summer Street Boston, MA 02210	10,308,881	(5)	5.2

(1)	Based on a Schedule 13G/A filed by T. Rowe Price Associates Inc. on February 14, 2020.
(2)	Based on a Schedule 13D/A filed by Mr. Gottesman, TOMS Acquisition I LLC and the other reporting persons described therein on January 6, 2020.
(3)	Based on a Schedule 13G/A filed by Boston Partners on February 10, 2020.
(4)	Based on a Schedule 13D/A filed by Sir Martin, Martin E. Franklin Revocable Trust and the other reporting persons described therein on January 6, 2020.
(5)	Based on a Schedule 13G filed by FMR LLC on February 7, 2020.

Recent Securities Transactions. Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our ordinary shares during the 60 days before the date hereof, except as otherwise set forth in this Offer to Purchase and except for the following transactions:

Date of Transaction	Name of Individual	Number of Shares	Price per Share[1]	Nature of Transaction
June 17, 2020	Ian G.H. Ashken	4,921	$21.78	Shares received upon the vesting of an annual restricted share grant
June 17, 2020	Jeremy Isaacs CBE	4,921	$21.78	Shares received upon the vesting of an annual restricted share grant
June 17, 2020	James E. Lillie	4,921	$21.78	Shares received upon the vesting of an annual restricted share grant
June 17, 2020	James E. Lillie	2,003	$21.78	Shares withheld from issuance to satisfy tax withholding obligation in connection with the vesting of 4,921 units

Date of Transaction	Name of Individual	Number of Shares	Price per Share[1]	Nature of Transaction
June 17, 2020	Stuart MacFarlane	4,921	$21.78	Shares received upon the vesting of an annual restricted share grant
June 17, 2020	Stuart MacFarlane	2,103	$21.78	Shares withheld from issuance to satisfy tax withholding obligation in connection with the vesting of 4,921 units
June 17, 2020	Lord Myners of Truro CBE	4,921	$21.78	Shares received upon the vesting of an annual restricted share grant
June 17, 2020	Victoria Parry	4,921	$21.78	Shares received upon the vesting of an annual restricted share grant
June 17, 2020	Victoria Parry	2,003	$21.78	Shares withheld from issuance to satisfy tax withholding obligation in connection with the vesting of 4,921 units
June 17, 2020	Simon White	4,921	$21.78	Shares received upon the vesting of an annual restricted share grant
June 17, 2020	Simon White	2,547	$21.78	Shares withheld from issuance to satisfy tax withholding obligation in connection with the vesting of 4,921 units
June 12, 2020	Lord Myners of Truro CBE	42,000	$21.03	Sale of shares

(1)	Represents the closing price for our ordinary shares on the date of vesting or share withholding, as applicable, as reported by the NYSE.

Share Repurchase Program. On March 13, 2020, our Board of Directors approved our share repurchase program, which authorized the Company to purchase up to an aggregate of $300 million of our ordinary shares. This share repurchase authorization will expire on March 13, 2022. Any purchases of ordinary shares in the Offer are in addition to any repurchases that are permitted under the share repurchase program. We acquired an aggregate of 5,401,700 of our ordinary shares for an aggregate purchase price of approximately $90.7 million from the period March 13, 2020 through April 1, 2020 at average daily prices between $15.49 and $18.37 per share. In connection with our share repurchase program, we may enter into Rule 10b5-1 trading plans.

Amended and Restated Long Term 2015 Incentive Plan (“LTIP”). The LTIP is discretionary and will enable the Compensation Committee, to make grants (the “Awards”) to any director or employee of the Company or its subsidiaries. Under the LTIP, the Compensation Committee or Board of Directors may grant Awards in the form of rights over ordinary shares. Where an Award vests, the participant will receive ordinary shares free and clear of any restrictions, other than those imposed by applicable securities laws. The vesting of Awards will be subject to conditions determined by the Compensation Committee. The current policy of the Compensation Committee is for vesting to be both time-based and related to the financial performance of the Company. Generally, the vesting period (i.e. the period over which performance is to be measured) will be between three and five years, and the ordinary shares subject to the Award will vest subject to the participant remaining an employee of the Company and not being on notice of termination at the vesting date and any performance targets relating to the Award having been fulfilled. No Award may be granted on any date if, as a result, the total number of ordinary shares issued or remaining issuable pursuant to Awards or options granted in the previous ten years under the LTIP or any other employees’ share plan operated by the Company would exceed 10% of the issued ordinary share capital of the Company on that date. Awards may at the discretion of the Compensation Committee be satisfied out of newly issued shares, treasury shares or shares provided out of an employee trust. Ordinary shares issued will rank pari passu with ordinary shares issued at that time, subject to rights arising by reference to a record date before the date of issue. Participants will not be entitled to votes or dividends on the ordinary shares subject to Awards until such Awards vest. Unless otherwise determined by the Compensation Committee, if a participant ceases to be employed by the Company due to death, disability, or otherwise as a good leaver, as determined by the Compensation Committee, Awards will vest to the extent performance targets (adapted, if necessary, at the discretion of the Compensation Committee, to take into account the shortened vesting period) have been achieved and subject to the Compensation Committee’s discretion to waive the performance targets in whole or in part. If a participant ceases employment for any other reason, their Award(s) will lapse to the extent unvested at the date of cessation. Unless otherwise determined by the Compensation Committee, in the event of a change of control or winding up of the Company (including by reason of an offer or scheme of arrangement), Awards will vest in accordance with the performance targets applied at the date of the change of control, subject to the Compensation Committee’s discretion to waive such targets in whole or in part.

Long Term 2015 Incentive Plan Restricted Share Unit Agreement (“Restricted Share Unit Agreement”). The terms and conditions of Awards granted under the LTIP are set forth in Restricted Share Unit Agreements entered into between the Company and the Award recipients. Awards vest only in accordance with the rules of the LTIP and the terms of Restricted Share Unit Agreements.

Founder Preferred Shares Dividend. Nomad has issued founder preferred shares, no par value (the “Founder Preferred Shares”) to Mariposa Acquisition II, LLC and TOMS Acquisition I LLC, our founder entities. Each of the founder entities holds 750,000 shares for a total of 1,500,000 Founder Preferred Shares which were issued at $10.00 per share. Holders of the Founder Preferred Shares are entitled to receive annual dividend amounts subject to certain performance conditions (the “Founder Preferred Shares Annual Dividend Amount”). The Founder Preferred Shares Annual Dividend Amount is structured to provide a dividend based on the future appreciation of the market value of the ordinary shares, thus aligning the interests of the founders with those of the investors on a long-term basis. The Preferred Shares Annual Dividend Amount is determined with reference to the dividend determination period of a financial year, i.e. the last 10 consecutive trading days and calculated as 20% of the increase in the volume weighted average share price of the Company’s ordinary shares across the determination period compared to the highest price previously used in calculating the Founder Preferred Share Annual Dividend Amounts multiplied by 140,220,619 shares, which we refer to as the “Preferred Share Dividend Equivalent”. The Founder Preferred Shares Annual Dividend Amount is paid for so long as the Founder Preferred Shares remain outstanding. Dividends on the Founder Preferred Shares are payable until the Founder Preferred Shares are converted into ordinary shares. The Founder Preferred Shares automatically convert on the last day of the seventh full financial year following completion of the acquisition of the Iglo Group or upon a change of control, unless in the case of a change of control, the independent directors determine otherwise.

Proxy Voting Agreements. On January 7, 2019, Sir Martin entered into an irrevocable proxy agreement with each of Tasburgh LLC (“Tasburgh”), Powder Horn Hill Partners II, LLC (“PHHP”) and The Desiree DeStefano Revocable Trust (the “DeStefano Trust”) pursuant to which each of Tasburgh, PHHP and the DeStefano Trust granted Sir Martin an irrevocable proxy to vote the distribution of ordinary shares received by them pursuant to a 2018 preferred share dividend paid to Mariposa Acquisition II, LLC (and any ordinary shares they receive from subsequent distributions or other acquisitions of ordinary shares) for so long as Sir Martin serves as our director. On January 7, 2019, Mr. Gottesman entered into an irrevocable proxy agreement with each of Guy Weltsch, Alejandro San Miguel and Anup Patel, pursuant to which each of Messrs. Weltsch, San Miguel and Patel granted Mr. Gottesman an irrevocable proxy to vote all of the ordinary shares received by him pursuant to a 2018 preferred share dividend paid to TOMS Acquisition I LLC (and any ordinary shares they receive from subsequent distributions or other acquisitions of ordinary shares) for so long as Mr. Gottesman serves as a director of the Company.

Service Agreements and Severance Arrangements. We have entered into service agreements with Stéfan Descheemaeker, our chief executive officer and Samy Zekhout, our chief financial officer, pursuant to which they are entitled to certain compensation from the Company.

•

Pursuant to his new service agreement, dated May 1, 2020, we agreed that we will annually advise Mr. Descheemaeker by letter of the award that he will be granted under the LTIP in the third year following the date of such letter (subject to the LTIP and vesting and performance provisions). The Compensation Committee agreed to grant Mr. Descheemaeker an award of 300,000 shares per annum for 2020, 2021 and 2022.

•

Pursuant to his service agreement, dated February 15, 2018, Mr. Zekhout received a one-time award of 300,000 ordinary shares as incentive compensation under the Company’s LTIP, subject to performance-based vesting conditions and the other terms and conditions set forth in a share grant award agreement.

We have not entered into a severance arrangement with either Mr. Descheemaeker or Mr. Zekhout. We may terminate Mr. Descheemaeker’s employment at any time by serving a notice stating that we will pay to Mr. Descheemaeker within 14 days a sum equal to his basic salary (as at the date of the service agreement), pension payment and car allowance in lieu of any required period of notice less certain deductions. We have the right to terminate Mr. Zekhout’s employment at any time by serving a notice stating that we will pay to Mr. Zekhout within 14 days a sum equal to his basic salary (as at the date of the service agreement), in lieu of any required period of notice less certain deductions. We also have the right to terminate each of Mr. Descheemaeker’s and Mr. Zekhout’s service agreement without any payment of compensation, damages, payment in lieu of notice or otherwise under certain circumstances, including, among other things, gross misconduct, material breach of the terms of such agreement or charge or conviction of a criminal offence.

Director Compensation. In 2019, each of our non-executive directors (other than Sir Martin and Mr. Gottesman) received, and are entitled to receive in 2020, $50,000 per year together with an annual restricted share grant issued under the LTIP equal to $100,000 of ordinary shares valued at the date of issue, which vest on the earlier of the date of the following year’s annual meeting of shareholders or 13 months from the issuance date. For those directors who are members of board committees, each member is entitled to receive an additional $2,000 per year. The chairman of the Audit Committee, currently, is entitled to receive $10,000 per year and the chairmen of the Compensation and Nominating and Corporate Governance Committees, currently and respectively, are entitled to receive $7,500 per year. Sir Martin and Mr. Gottesman do not receive a fee in relation to their services as directors.

Registration Rights Agreement. On June 1, 2015, we entered into a registration rights agreement with Birds Eye Iglo Limited Partnership Inc., Mariposa Acquisition II, LLC, an affiliate of Sir Martin, TOMS Acquisition I LLC, TOMS Capital Investments LLC, affiliates of Sir Gottesman, and with funds managed by Pershing Square, pursuant to which we agreed to file a resale registration statement providing for the resale from time to time by the holders of ordinary shares held by them, use our commercially reasonable efforts to cause the SEC to declare such registration statement effective as soon as practicable after the filing thereof and use our commercially reasonable efforts to cause such registration statement to remain continuously effective. Subject to certain conditions, we may suspend sales of shares under an effective registration statement for a limited period of time. Our obligations with respect to a particular holder shall terminate at the earlier of (a) such time as all of the holders’ ordinary shares have been sold, (b) such time as all of the holder’s ordinary shares have been sold, transferred or otherwise disposed of pursuant to Rule 144 without any volume or manner of sale restrictions and (c) such time as such holder is not an affiliate of ours and holds ordinary shares which constitute 2% or less of the outstanding ordinary shares. We have agreed to bear most of the costs associated with fulfillment of our obligations under the registration rights agreement and to provide a general indemnity (subject to certain limited exceptions) against the liability of any holder that may arise from sales made pursuant to the terms of the registration rights agreement. Birds Eye Iglo Limited Partnership Inc. and Pershing Square no longer hold any of our ordinary shares.

Share Sale And Purchase Agreement. Share Sale And Purchase Agreement. On October 29, 2015, the Company entered into a Share Sale and Purchase Agreement (the “Purchase Agreement”) with Liongem Swedent 1 AB and Iglo Foods Group Limited pursuant to which it acquired 100% of the issued share capital of Findus Sverige AB. The Purchase Agreement provides for a certain number of shares to be held in escrow for indemnification purposes. The shares placed in escrow are released in stages over a four-year period which began in January 2019 and has continued on each anniversary thereafter. As of June 30, 2020, 618,099 shares were held in escrow.

General. Except as described in, or incorporated by reference into, this Offer to Purchase or the Schedule TO, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

The descriptions above are intended to be summaries, and are qualified by reference in their entirety to the detailed descriptions of such arrangements in our filings with the SEC. To the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of our ordinary shares pursuant to the Offer will reduce the number of our ordinary shares that might otherwise be traded publicly and is likely to reduce the number of our shareholders. As a result, trading of a relatively smaller volume of shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of our ordinary shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based on the published guidelines of the NYSE and the conditions of the Offer, we do not believe that our purchase of shares pursuant to the Offer will result in the delisting of our ordinary shares from the NYSE. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our ordinary shares to be delisted from the NYSE or be eligible for deregistration under the Exchange Act. See Section 7.

Our ordinary shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, our ordinary shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our ordinary shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC. We believe that our purchase of shares pursuant to the terms of the Offer will not result in our ordinary shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that our ordinary shares will be eligible for deregistration under the Exchange Act. See Section 7.

13. Agreements; Legal Matters; Regulatory Approvals

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Our obligation to accept for payment and pay for shares pursuant to the Offer is subject to various conditions. See Section 7.

Indemnification Agreements. We are a party to indemnification agreements with each member of our Board of Directors. Pursuant to the indemnification agreements, we have agreed, to the fullest extent permitted by applicable law, to indemnify our directors and to advance expenses and costs incurred by each director in connection with any proceeding or any claim, issue or matter arising as a result of his or her service as a director. The indemnification agreements place limitations on the indemnification of the directors, including to the extent it has been adjudicated that the director failed to act honestly and in good faith and in the best interests of the Company or acted unlawfully. We have also purchased and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

14. Material Tax Consequences

The following summary contains a description of material U.S. federal income tax considerations and UK tax considerations regarding the exchange of shares for cash pursuant to the Offer. It is not a comprehensive discussion of all the tax considerations that may be relevant to a decision to exchange the shares, it is not applicable to all categories of investors, some of which may be subject to special rules, and it does not specifically address all of the U.S. federal income tax considerations or UK tax considerations applicable to any particular shareholder. It is based upon the tax laws of the United States and the United Kingdom in effect as of the date of this Offer to Purchase, which are subject to change, possibly with retroactive effect, and to differing interpretations.

Shareholders are advised to consult their tax advisors about the particular federal, state, local, foreign and other tax consequences to them of participating in the Offer, including in both the U.S. and United Kingdom.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of material U.S. federal income tax consequences to United States Holders (as defined below) of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, persons whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or their investors), persons holding more than 5% (by vote or value) of our shares, persons holding shares as part of a hedging transaction, integrated transaction, conversion transaction or constructive sale transaction or a straddle, banks, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States, persons that are required to accelerate the recognition of any item of gross income with respect to shares as a result of such income being recognized on an applicable financial statement, or personal holding companies). In addition, the discussion does not consider the effect of the Medicare tax on net investment income, any alternative minimum taxes or non-U.S., state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of shares that is (1) an individual citizen or resident of the United States for U.S. federal income tax purposes, (2) a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner or other owner will generally depend upon the status of such person and the activities of the partnership or other entity. A partnership holding shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the Offer.

The following discussion does not constitute tax advice. Each shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, non-U.S. and other tax consequences to it of the Offer.

Treatment of the Sale of Shares

Under Section 302 of the Code, a sale of shares for cash by a shareholder pursuant to the Offer will be treated as a sale or exchange of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering shareholder, only if the sale:

•	results in a “complete termination” of such shareholder’s equity interest in us,

•	results in a “substantially disproportionate” redemption with respect to such shareholder, or

•	is “not essentially equivalent to a dividend” with respect to the shareholder.

In determining whether any of these tests have been met, a shareholder must take into account not only the shares that the shareholder actually owns, but also the shares that the shareholder constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a shareholder will be considered to own those shares owned, directly or indirectly, by certain members of the shareholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an equity interest, as well as shares the shareholder has an option to purchase. Shareholders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

The purchase of a shareholder’s shares by us in the Offer will result in a “complete termination” of the shareholder’s equity interest in us if either (1) all of the shares in us actually and constructively owned by the shareholder are exchanged for cash pursuant to the Offer or (2) all of the shares in us actually owned by the shareholder are exchanged for cash pursuant to the Offer and the shareholder is eligible to waive, and does waive, the attribution of all shares in us constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code. Shareholders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

A sale of shares by a shareholder will be a substantially disproportionate redemption with respect to a shareholder if (1) the shareholder’s actual and constructive percentage ownership of our outstanding voting stock (including all classes that carry voting rights) is reduced immediately after the redemption to less than 80% of its actual and constructive percentage interest in such stock immediately before the redemption; (2) the shareholder’s actual and constructive percentage ownership of our outstanding ordinary shares (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (3) the shareholder actually and constructively owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of our stock entitled to vote.

A sale of shares by a shareholder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if, taking into account the applicable constructive ownership rules, it results in a “meaningful reduction” of the shareholder’s proportionate interest in us. Whether a shareholder meets this test will depend on the shareholder’s particular facts and circumstances, as well as the relative percentage of the shares tendered by such shareholder and each of the other shareholders. However, the IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority shareholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” In the event that other shareholders exchange a greater percentage of their shares pursuant to the Offer than a particular shareholder, a shareholder’s interest in us may increase immediately following the Offer even if that shareholder exchanges shares for cash pursuant to the Offer and such shareholder does not (actually or constructively) acquire any other shares.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause us to accept fewer shares than are tendered. This in turn may affect the shareholder’s U.S. federal income tax consequences. In particular, this could affect the shareholder’s ability to satisfy one of the Section 302 tests. In any event, no assurance can be given that a shareholder will be able to determine in advance whether its disposition of shares pursuant to the Offer will be treated as a sale or exchange under Section 302 of the Code.

Section 302 and the related regulations and guidance are complex. Shareholders should consult their own tax advisors regarding the proper treatment of a disposition of shares pursuant to the Offer in light of the shareholder’s particular circumstances.

Sale or Exchange Treatment

Subject to the discussion below regarding the passive foreign investment company rules, if a United States Holder’s sale of shares pursuant to this Offer is treated as a sale or exchange for U.S. federal income tax purposes, such United States Holder will recognize capital gain or loss equal to the difference between (i) the amount realized on the sale, and (ii) the United States Holder’s adjusted tax basis in the shares that are sold pursuant to the Offer. Such gain or loss will generally be long-term capital gain or loss if the United States Holder’s holding period for the shares sold exceeds one year at the time of the sale. Long-term capital gains of a non-corporate United States Holder are currently eligible for reduced rates of U.S. federal income taxation. A United States Holder’s ability to deduct capital losses is subject to certain limitations. A United States Holder must calculate gain or loss separately for each block of shares that it owns, and the gains and losses for each block may not be netted in determining overall gain or loss. A United States Holder may be able to designate which blocks and the order of such blocks of shares to be tendered pursuant to the Offer. The gain or loss will generally be U.S. source for foreign tax credit purposes.

Distribution Treatment

Subject to the discussion below regarding the passive foreign investment company rules, if a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests under Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect to the United States Holder’s shares and will be treated as dividend income to the United States Holder to the extent of such United States Holder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders may be eligible for preferential rates on such dividend income. Corporate United States Holders generally will not be eligible for a dividends received deduction with respect to such dividend income. Dividends generally will be income from sources outside of the United States for foreign tax credit purposes.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares (as described above). Any remaining adjusted tax basis in the shares exchanged in the Offer will be transferred to any other shares continued to be held by the United States Holder. However, we do not compute our earnings and profits under U.S. federal income tax principles. As such, the entire amount of cash received in the exchange may be treated as a dividend if the exchange does not meet one of the tests under Section 302 of the Code described above. No loss will be recognized by a United States Holder if its sale of shares pursuant to the Offer is treated as a distribution with respect to the shares under Section 302 of the Code.

Passive Foreign Investment Company Rules

We believe that we will not be considered a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for our current taxable year and that we have not been a PFIC for prior taxable years. However, because PFIC status depends upon the composition of a company’s income and assets and the value of its assets from time to time, there can be no assurance that we will not be considered a PFIC for the current taxable year. If we are treated as a PFIC for any taxable year during which a United States Holder held shares purchased pursuant to the Offer, certain adverse consequences could apply to such United States Holder. If we are a PFIC for the current taxable year (or were a PFIC for the prior taxable year), the reduced dividend rate discussed above with respect to dividends paid to non-corporate United States Holders would not apply to any dividend income resulting from the Offer. In addition, if we were a PFIC for any taxable year during which a United States Holder held shares purchased pursuant to the Offer, the United States Holder would be subject to special adverse rules with respect to any gain, and any distribution if it is treated as an excess distribution, resulting from the purchase of shares pursuant to the Offer.

The PFIC rules are complex, and United States Holders should consult their tax advisors regarding the PFIC rules, the elections that may be available to them and how the PFIC rules may affect the U.S. federal income tax consequences relating to the exchange of shares for cash pursuant to the Offer.

Backup Withholding.

See Section 3, “Procedures for Tendering Shares,” with respect to the application of backup U.S. federal income tax withholding to any sale of shares pursuant to the Offer.

Non-Participation in the Offer

Shareholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws. Shareholders should consult their tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of state, local, non-U.S. and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Material UK Tax Consequences

The following discussion is a summary of certain material UK tax consequences to shareholders who are resident in the United Kingdom for UK taxation purposes of an exchange of shares for cash pursuant to the Offer.

The comments set out below are based on current UK tax law and published H.M. Revenue and Customs practice as of the date of this Offer to Purchase, which is subject to change, possibly with retrospective effect. This summary does not constitute legal or tax advice and applies only to shareholders holding their ordinary shares as an investment and who are the beneficial owners of those shares, whose ordinary shares are not held through an individual savings account or a self-invested personal pension and who have not acquired their or another person’s ordinary shares by reason of their or another person’s employment. These comments may not apply to certain classes of persons, including dealers in securities, insurance companies and collective investment schemes.

This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular shareholder. It does not address all of the tax considerations that may be relevant to specific shareholders in light of their particular circumstances or to shareholders subject to special treatment under UK tax law. Shareholders should consult their own tax advisers concerning the overall tax consequences of holding and disposing of shares in the Company in their particular circumstances.

Sale of Shares in the Tender Offer

Subject to their individual circumstances, shareholders who are resident in the United Kingdom for UK taxation purposes will potentially be liable for UK taxation, as further explained below, on any gains which accrue to them on a sale or other disposition of their ordinary shares which constitutes a “disposal” for UK taxation purposes.

A shareholder who is not resident in the United Kingdom for UK tax purposes will not generally be subject to UK tax on chargeable gains on a disposal of ordinary shares unless such a shareholder carries on a trade, profession or vocation in the United Kingdom through a branch or agency or, in the case of a corporate shareholder, a permanent establishment. For shareholders in such circumstances, a gain on a disposal of our ordinary shares may be subject to UK taxation.

An individual shareholder who acquires ordinary shares while a UK resident, who temporarily ceases to be a UK resident or becomes resident in a territory outside the United Kingdom for the purposes of double taxation relief arrangements, and who disposes of our ordinary shares during that period of temporary non-UK residence, may on his or her return to the United Kingdom be liable to UK capital gains tax on any chargeable gain realized on that disposal.

For an individual shareholder within the charge to capital gains tax, a disposal of ordinary shares may give rise to a chargeable gain or allowable loss for the purposes of UK capital gains tax. The rate of capital gains tax is 10% for individuals who are subject to income tax at the basic rate and 20% to the extent that an individual shareholder’s chargeable gains, when aggregated with his or her income chargeable to income tax, exceeds the basic rate band for income tax purposes. However, an individual shareholder is entitled to realize £12,300 of gains (the annual exempt amount) in the UK tax year ended April 5, 2021, without being liable to tax.

For a shareholder within the charge to UK corporation tax, a disposal (or deemed disposal) of ordinary shares may give rise to a chargeable gain or allowable loss for the purposes of UK corporation tax. Corporation tax is charged on chargeable gains currently at the rate of 19%, subject to any available exemption or relief. Indexation allowance may reduce the amount of chargeable gain that is subject to corporation tax (but may not give rise to or increase an allowable loss). No indexation allowance is available in respect of any period of ownership falling after December 2017.

Stamp duty/stamp duty reserve tax

As our ordinary shares are not registered in any register maintained in the United Kingdom by or on behalf of the Company, nor paired with any shares of a body corporate incorporated in the United Kingdom, no UK stamp duty reserve tax will be payable, and no UK stamp duty should generally be required to be paid, on purchases of shares pursuant to the Offer.

15. ERISA Considerations

The following is a summary of certain considerations associated with the sale of shares pursuant to the Offer by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets,” pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of such plans, accounts and arrangements (each, a “Plan”) by reason of such Plan’s investment in such entity.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation (directly or indirectly) with respect to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering a sale of shares by a Plan pursuant to the Offer, a Plan fiduciary should determine whether the sale is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. A fiduciary of any Plan should consult their own legal counsel and financial advisors before deciding whether to tender or refrain from tendering shares in the Offer.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The sale of shares by an ERISA Plan with respect to which we, the Depositary, the Dealer Manager or their respective affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the transaction satisfies the conditions of an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs” that may apply to a sale of shares pursuant to the Offer. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide a statutory exemption for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction. We cannot assure you that all of the conditions of any such exemptions will be satisfied.

By tendering all or any portion of your shares pursuant to the Offer, you will be deemed to represent and warrant that your participation in the Offer will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 or in any violation of Similar Laws.

Governmental and Non-U.S. Plans

Plans that are governmental plans, non-U.S. plans and certain church plans, while not necessarily subject to the fiduciary duty or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in our securities. Fiduciaries of any such plans should consult with its own legal counsel and financial advisors before deciding whether to tender all or any portion of the plan’s shares pursuant to the Offer.

16. Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) and 14e-1 under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered to shareholders pursuant to the Offer or by decreasing or increasing the aggregate Purchase Price of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase the maximum price per share to be paid for shares above $25.50 per share or decrease the minimum price per share to be paid for shares below $23.00 per share or otherwise change the price range to be paid for shares in the Offer or increase or decrease the aggregate Purchase Price offered for shares being sought in the Offer (but, in the case of an increase, only if we increase the aggregate Purchase Price as a result of which the number of shares being sought will increase by more than 2% of our outstanding ordinary shares); and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 16, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 16. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

17. Fees and Expenses

We have retained Credit Suisse Securities (USA) LLC to act as the Dealer Manager in connection with the Offer, which will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify it against certain liabilities in connection with the Offer, including certain liabilities under U.S. federal securities laws.

The Dealer Manager and its affiliates have rendered, and may in the future render, various investment banking, lending and commercial banking services and other advisory services to us or our subsidiaries. The Dealer Manager has received, and may in the future receive, customary compensation from us or our subsidiaries for such services. The Dealer Manager and its affiliates may from time to time hold shares in their proprietary accounts, and, to the extent it owns shares in these accounts at the time of the Offer, the Dealer Manager or any of its affiliates may tender the shares pursuant to the Offer. See Section 9.

We have also retained Georgeson LLC, to act as Information Agent and Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under U.S. federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all Stock Transfer Taxes, if any, on our purchase of shares pursuant to the Offer, except as otherwise provided in Section 5.

Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

18. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more requested brokers or dealers licensed under the laws of such jurisdiction.

After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Nomad.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Nomad or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

August 11, 2020

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company who wishes to tender shares in the Offer or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By First Class Mail:	By Mail or Overnight Courier:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other documents relating to the Offer should be directed to the Information Agent. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll-Free: (800) 248-3170

International: (781) 575-2137

The Dealer Manager for the Offer is:

Eleven Madison Avenue

New York, NY 10010

Toll-Free: (800) 318-8219